UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934
                         (Amendment No. 11 )*
                                       -----

               PEC Israel Economic Corporation
- ---------------------------------------------------------------------------
                      (Name of Issuer)

               Common Stock (1.00 par value per share)
- ---------------------------------------------------------------------------
                  (Title of Class of Securities)

                          705098-10-1
                ---------------------------------
                        (CUSIP Number)

   James I. Edelson, 511 Fifth Avenue, New York, N.Y. 10017 (212) 551-8881
- ---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                    March 24, 1994 and April 10, 1994
         -------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( )

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                                Page 1 of 10 pages

                              SCHEDULE 13D



- -------------------------                        --------------------------
|CUSIP No. 705098-10-1  |                        |Page  2   of 10 Pages   |
- -------------------------                        --------------------------


- ---------------------------------------------------------------------------
|1 | NAME OF REPORTING PERSON                                             |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|  |    IDB Development Corporation Ltd.                                  |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) | | |
|  |                                                                  --- |
|  |                                                              (b) |X| |
|  |                                                                  --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|3 | SEC USE ONLY                                                         |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|4 | SOURCE OF FUNDS                                                      |
|  |   Not Applicable                                                     |
|  |                                                                      |
- ---------------------------------------------------------------------------
|5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         | | |
|  | PURSUANT TO ITEMS 2(d) or 2(e)                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|  |       Israel                                                         |
|  |                                                                      |
- ---------------------------------------------------------------------------
|               |7 | SOLE VOTING POWER                                    |
|  NUMBER OF    |  |     -0-                                              |
|               -----------------------------------------------------------
|   SHARES      |8 | SHARED VOTING POWER                                  |
|BENEFICIALLY   |  |    13,193,592                                        |
|               -----------------------------------------------------------
|OWNED BY EACH  |9 | SOLE DISPOSITIVE POWER                               |
|  REPORTING    |  |     -0-                                              |
|               -----------------------------------------------------------
| PERSON WITH   |10| SHARED DISPOSITIVE POWER                             |
|               |  |    13,193,592                                        |
- ---------------------------------------------------------------------------
|11| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|  |                    13,193,592                                        |
|  |                                                                      |
- ---------------------------------------------------------------------------
|12| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           | | |
|  | CERTAIN SHARES                                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|13| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|  |                   70.3%                                              |
|  |                                                                      |
- ---------------------------------------------------------------------------
|14| TYPE OF REPORTING PERSON                                             |
|  |                    CO                                                |
|  |                                                                      |
- ---------------------------------------------------------------------------

                              SCHEDULE 13D



- -------------------------                        --------------------------
|CUSIP No. 705098-10-1  |                        |Page  3   of 10  Pages  |
- -------------------------                        --------------------------


- ---------------------------------------------------------------------------
|1 | NAME OF REPORTING PERSON                                             |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|  |    IDB Holding Corporation Ltd.                                      |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) | | |
|  |                                                                  --- |
|  |                                                              (b) |X| |
|  |                                                                  --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|3 | SEC USE ONLY                                                         |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|4 | SOURCE OF FUNDS                                                      |
|  |   Not Applicable                                                     |
|  |                                                                      |
- ---------------------------------------------------------------------------
|5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         |X| |
|  | PURSUANT TO ITEMS 2(d) or 2(e)                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|  |       Israel                                                         |
|  |                                                                      |
- ---------------------------------------------------------------------------
|               |7 | SOLE VOTING POWER                                    |
|  NUMBER OF    |  |     -0-                                              |
|               -----------------------------------------------------------
|   SHARES      |8 | SHARED VOTING POWER                                  |
|BENEFICIALLY   |  |    13,193,592                                        |
|               -----------------------------------------------------------
|OWNED BY EACH  |9 | SOLE DISPOSITIVE POWER                               |
|  REPORTING    |  |     -0-                                              |
|               -----------------------------------------------------------
| PERSON WITH   |10| SHARED DISPOSITIVE POWER                             |
|               |  |    13,193,592                                        |
- ---------------------------------------------------------------------------
|11| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|  |                    13,193,592                                        |
|  |                                                                      |
- ---------------------------------------------------------------------------
|12| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           | | |
|  | CERTAIN SHARES                                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|13| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|  |                   70.3%                                              |
|  |                                                                      |
- ---------------------------------------------------------------------------
|14| TYPE OF REPORTING PERSON                                             |
|  |                    CO                                                |
|  |                                                                      |
- ---------------------------------------------------------------------------

                              SCHEDULE 13D



- -------------------------                        --------------------------
|CUSIP No. 705098-10-1  |                        |Page  4   of 10  Pages  |
- -------------------------                        --------------------------


- ---------------------------------------------------------------------------
|1 | NAME OF REPORTING PERSON                                             |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|  |    Raphael Recanati                                                  |
|  |    Social Security No. ###-##-####                                   |
|  |                                                                      |
- ---------------------------------------------------------------------------
|2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) | | |
|  |                                                                  --- |
|  |                                                              (b) |X| |
|  |                                                                  --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|3 | SEC USE ONLY                                                         |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|4 | SOURCE OF FUNDS                                                      |
|  |   Not Applicable                                                     |
|  |                                                                      |
- ---------------------------------------------------------------------------
|5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         |X| |
|  | PURSUANT TO ITEMS 2(d) or 2(e)                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|  |       Israel                                                         |
|  |                                                                      |
- ---------------------------------------------------------------------------
|               |7 | SOLE VOTING POWER                                    |
|  NUMBER OF    |  |     -0-                                              |
|               -----------------------------------------------------------
|   SHARES      |8 | SHARED VOTING POWER                                  |
|BENEFICIALLY   |  |    13,193,592                                        |
|               -----------------------------------------------------------
|OWNED BY EACH  |9 | SOLE DISPOSITIVE POWER                               |
|  REPORTING    |  |     -0-                                              |
|               -----------------------------------------------------------
| PERSON WITH   |10| SHARED DISPOSITIVE POWER                             |
|               |  |    13,193,592                                        |
- ---------------------------------------------------------------------------
|11| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|  |                    13,193,592                                        |
|  |                                                                      |
- ---------------------------------------------------------------------------
|12| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           | | |
|  | CERTAIN SHARES                                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|13| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|  |                   70.3%                                              |
|  |                                                                      |
- ---------------------------------------------------------------------------
|14| TYPE OF REPORTING PERSON                                             |
|  |                    IN                                                |
|  |                                                                      |
- ---------------------------------------------------------------------------

                              SCHEDULE 13D



- -------------------------                        --------------------------
|CUSIP No. 705098-10-1  |                        |Page  5   of 10  Pages  |
- -------------------------                        --------------------------


- ---------------------------------------------------------------------------
|1 | NAME OF REPORTING PERSON                                             |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|  |    Jacob Recanati                                                    |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) | | |
|  |                                                                  --- |
|  |                                                              (b) |X| |
|  |                                                                  --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|3 | SEC USE ONLY                                                         |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|4 | SOURCE OF FUNDS                                                      |
|  |   Not Applicable                                                     |
|  |                                                                      |
- ---------------------------------------------------------------------------
|5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         | | |
|  | PURSUANT TO ITEMS 2(d) or 2(e)                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|  |       Israel                                                         |
|  |                                                                      |
- ---------------------------------------------------------------------------
|               |7 | SOLE VOTING POWER                                    |
|  NUMBER OF    |  |     -0-                                              |
|               -----------------------------------------------------------
|   SHARES      |8 | SHARED VOTING POWER                                  |
|BENEFICIALLY   |  |    13,193,592                                        |
|               -----------------------------------------------------------
|OWNED BY EACH  |9 | SOLE DISPOSITIVE POWER                               |
|  REPORTING    |  |     -0-                                              |
|               -----------------------------------------------------------
| PERSON WITH   |10| SHARED DISPOSITIVE POWER                             |
|               |  |    13,193,592                                        |
- ---------------------------------------------------------------------------
|11| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|  |                    13,193,592                                        |
|  |                                                                      |
- ---------------------------------------------------------------------------
|12| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           | | |
|  | CERTAIN SHARES                                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|13| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|  |                   70.3%                                              |
|  |                                                                      |
- ---------------------------------------------------------------------------
|14| TYPE OF REPORTING PERSON                                             |
|  |                    IN                                                |
|  |                                                                      |
- ---------------------------------------------------------------------------

                              SCHEDULE 13D



- -------------------------                        --------------------------
|CUSIP No. 705098-10-1  |                        |Page  6   of 10  Pages  |
- -------------------------                        --------------------------


- ---------------------------------------------------------------------------
|1 | NAME OF REPORTING PERSON                                             |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|  |    Leon Recanati                                                     |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) | | |
|  |                                                                  --- |
|  |                                                              (b) |X| |
|  |                                                                  --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|3 | SEC USE ONLY                                                         |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|4 | SOURCE OF FUNDS                                                      |
|  |   Not Applicable                                                     |
|  |                                                                      |
- ---------------------------------------------------------------------------
|5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         | | |
|  | PURSUANT TO ITEMS 2(d) or 2(e)                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|  |       Israel                                                         |
|  |                                                                      |
- ---------------------------------------------------------------------------
|               |7 | SOLE VOTING POWER                                    |
|  NUMBER OF    |  |     -0-                                              |
|               -----------------------------------------------------------
|   SHARES      |8 | SHARED VOTING POWER                                  |
|BENEFICIALLY   |  |    13,193,592                                        |
|               -----------------------------------------------------------
|OWNED BY EACH  |9 | SOLE DISPOSITIVE POWER                               |
|  REPORTING    |  |     -0-                                              |
|               -----------------------------------------------------------
| PERSON WITH   |10| SHARED DISPOSITIVE POWER                             |
|               |  |    13,193,592                                        |
- ---------------------------------------------------------------------------
|11| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|  |                    13,193,592                                        |
|  |                                                                      |
- ---------------------------------------------------------------------------
|12| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           | | |
|  | CERTAIN SHARES                                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|13| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|  |                   70.3%                                              |
|  |                                                                      |
- ---------------------------------------------------------------------------
|14| TYPE OF REPORTING PERSON                                             |
|  |                    IN                                                |
|  |                                                                      |
- ---------------------------------------------------------------------------

                              SCHEDULE 13D



- -------------------------                        --------------------------
|CUSIP No. 705098-10-1  |                        |Page  7   of  10  Pages |
- -------------------------                        --------------------------


- ---------------------------------------------------------------------------
|1 | NAME OF REPORTING PERSON                                             |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|  |    Yudith Recanati Yovel                                             |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) | | |
|  |                                                                  --- |
|  |                                                              (b) |X| |
|  |                                                                  --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|3 | SEC USE ONLY                                                         |
|  |                                                                      |
|  |                                                                      |
- ---------------------------------------------------------------------------
|4 | SOURCE OF FUNDS                                                      |
|  |   Not Applicable                                                     |
|  |                                                                      |
- ---------------------------------------------------------------------------
|5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         | | |
|  | PURSUANT TO ITEMS 2(d) or 2(e)                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|  |       Israel                                                         |
|  |                                                                      |
- ---------------------------------------------------------------------------
|               |7 | SOLE VOTING POWER                                    |
|  NUMBER OF    |  |     -0-                                              |
|               -----------------------------------------------------------
|   SHARES      |8 | SHARED VOTING POWER                                  |
|BENEFICIALLY   |  |    13,193,592                                        |
|               -----------------------------------------------------------
|OWNED BY EACH  |9 | SOLE DISPOSITIVE POWER                               |
|  REPORTING    |  |     -0-                                              |
|               -----------------------------------------------------------
| PERSON WITH   |10| SHARED DISPOSITIVE POWER                             |
|               |  |    13,193,592                                        |
- ---------------------------------------------------------------------------
|11| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|  |                    13,193,592                                        |
|  |                                                                      |
- ---------------------------------------------------------------------------
|12| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           | | |
|  | CERTAIN SHARES                                                   --- |
|  |                                                                      |
- ---------------------------------------------------------------------------
|13| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|  |                   70.3%                                              |
|  |                                                                      |
- ---------------------------------------------------------------------------
|14| TYPE OF REPORTING PERSON                                             |
|  |                    IN                                                |
|  |                                                                      |
- ---------------------------------------------------------------------------

     Unless otherwise defined in this Amendment No. 11 to
Schedule 13D, capitalized items used in this Amendment No.
11 are defined in Amendment No. 10 to this Statement on
Schedule 13D, as previously filed.

     The following amends Items 2 and 7 of this Statement on
Schedule 13D, as previously filed.

Item 2.   Identity and Background.
          ------------------------

     Pursuant to the Exchange Agreement dated as of January
4, 1994 among the Issuer, Holdings and IDB Development, on
March 24, 1994, Holdings transferred 13,193,592 Shares to the Issuer in exchange for an identical number of Shares issued by the Issuer. Following the exchange, Holdings dissolved and distributed to IDB Development the newly issued Shares, as a result of which IDB Development's ownership of the Shares is now held directly, rather than through Holdings. The transaction had no effect on the number of Shares outstanding. As a result of the transaction, the Issuer holds 13,193,592 Shares as treasury shares.

     On February 16, 1994, following a lengthy trial in the District Court of Jerusalem, State of Israel, the four largest banks in that country, including Israel Discount Bank Limited ("IDBL"), and its former parent IDB Holding, and members of their senior management were found guilty, in connection with acts that occurred prior to October 1983, of engaging in fraudulent securities transactions and making false statements within the meaning of certain provisions of that country's banking, securities and other laws. The violations involve activities, which terminated in October 1983, relating to shares of these Israeli institutions. Mr. Raphael Recanati who is Chairman of the Board of IDB Holding and was chief executive officer of IDBL is among the defendants found guilty. Mr. Recanati received a sentence of eight months and a suspended sentence of two years, both of which were stayed pending the outcome of an appeal referred to below. Mr. Recanati was also fined approximately $200,000 and IDB Holding was fined approximately $334,000. Mr. Recanati and IDB Holding have categorically denied any wrongdoing and are appealing to the Supreme Court of Israel. None of the activities in question relate to or involve the Issuer or its business in any way.

     Mr. Eliahu Cohen, who is Joint Managing Director of IDB
Holding, and Mr. Oudi Recanati, who is a Director of IDB
Holding, were members of senior management of IDBL, and were



                              Page 8 of 10 pages
also found guilty in the foregoing proceeding. Mr. Oudi Recanati received a suspended sentence of 18 months and was fined approximately $134,000; he has categorically denied any wrongdoing. Mr. Cohen received a sentence of six months, a suspended sentence of two years and was fined approximately $167,000. Mr. Cohen has categorically denied any wrongdoing and is appealing to the Supreme Court of Israel; his sentence has been stayed pending the outcome of the appeal.

     Except as indicated above, none of the Reporting
Persons, and none of the executive officers and directors of IDB Holding and IDB Development, has, during the last five years, been convicted in any criminal proceedings, excluding traffic violations and similar misdemeanors.

Item 7.   Material Filed as Exhibits.
          ---------------------------

1. Exchange Agreement dated as of January 4, 1994 among the Issuer, Holdings and IDB Development, filed as Exhibit 10(i)(l) to the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference.



























                              Page 9 of 10 pages

Signature.
- ----------

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this amendment is true, complete and correct.

Date:     May 20, 1994

                    IDB Development Corporation Ltd.
                    IDB Holding Corporation Ltd.
                    Raphael Recanati
                    Jacob Recanati
                    Leon Recanati
                    Yudith Recanati Yovel

                    By: PEC Israel Economic Corporation

                    By: /s/ James I. Edelson
                        ----------------------------------
                         James I. Edelson, Executive Vice
                         President of PEC Israel Economic
                         Corporation on behalf of IDB
                         Development Corporation Ltd.,
                         IDB Holding Corporation Ltd.,
                         Raphael Recanati and Jacob Recanati
                         pursuant to agreements annexed as
                         exhibits to Amendment No. 4 to the
                         Schedule 13D and on behalf of
                         Leon Recanati and Yudith
                         Recanati Yovel pursuant to
                         agreements annexed as exhibits
                         to Amendment No. 7 to the
                         Schedule 13D.



















                              Page 10 of 10 pages